March 11, 1998




Arrow-Magnolia International, Inc.
2646 Rodney Lane
Dallas, Texas 75229

     Re:  Arrow-Magnolia International, Inc.
          Registration Statement on Form S-8

Gentlemen:

     Arrow-Magnolia Inc., a Texas corporation (the "Company"), has filed with the Securities and Exchange Commission its Registration Statement on Form S-8 (the "Registration Statement") relating to 100,000 shares of its Common Stock, par value $0.10 per share (the "Common Stock"), to be offered under the Company's 1998 Stock Bonus Plan (the "Plan").

     We have acted as counsel for the Company in connection with the proposed public offering of said shares of Common Stock and the registration under the Securities Act of 1933, as amended, of such shares and are familiar with the proceedings taken and proposed to be taken in connection therewith. We are familiar with the corporate law of the State of Texas under which the Company is incorporated and exists, and we have examined such documents and corporate proceedings, and have made such further examinations and inquiries, as we deem necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

     2. The 100,000 shares of Common Stock subject to the Plan, when issued in accordance with the terms of the Plan, shall be validly issued and outstanding, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration
Statement.
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                              Very truly yours,

                              HEWITT & HEWITT, P.C.




                              By:  /s/ Christopher M. Hewitt
                                  Christopher M. Hewitt
                                  President

CMH:ds
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